EXHIBIT 10.3

                2005 Performance Measures and Evaluation Criteria
                                      Under
                          Performance Compensation Plan

               Under the Company's Performance Compensation Plan (the "Plan", an annual cash incentive compensation program), the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of the Company, on October 4 , 2004, approved the fiscal year 2005 targeted percentages of incentive-based compensation ("bonuses") for the executive officers of the Company. On November 11, 2004, the Committee approved the fiscal year 2005 performance measures and evaluation criteria for establishing the Plan bonuses to be paid to the executive officers at the end of the year. The Committee will evaluate and measure the performance of the executive officers based on the achievement of various Company and individual objectives, weighted as follows: earnings per share-50%, other operating results-10%; shareholder value-15%; economic profit improvement-5%; growth-5%; and individual objectives-15%. The Committee also approved a matrix to be applied to the above performance results in order to calculate the actual bonuses to be paid. The actual bonuses will vary from the bonus targets depending on the extent to which actual performance meets, exceeds or falls short of the established performance criteria approved by the Committee.

          See the Plan document--Exhibit 10.2 of this Form 10-Q.